                                                                    Exhibit 12.1

        Statement of Ratio of Combined Fixed Charges and Preferred Stock
                              Dividends to Earnings
                                 (In thousands)

 (Unaudited)                                                2003       2002      2001     2000       1999
---------------------------------------------------        -------   -------   -------   -------   -------
Earnings
     Pretax income (loss) from continuing operations       $49,297   $ 9,815   $57,220   $41,523   $ 4,340
     Fixed charges excluding capitalized interest           21,793    20,375    22,056    41,660    40,236

                                                           -------   -------   -------   -------   -------
     Adjusted earnings (loss)                              $71,090   $30,190   $79,276   $83,183   $44,576
                                                           =======   =======   =======   =======   =======

Fixed charges
     Interest expense including capitalized interest       $17,702   $18,946   $22,380   $40,381   $38,373
     Amortization of finance cost                            3,700     1,663        32     1,665     2,862
     Interest component of lease rental expenditures (1)       823       430       257       200       231

                                                           -------   -------   -------   -------   -------
Fixed charges                                              $22,225   $21,039   $22,669   $42,246   $41,466
                                                           =======   =======   =======   =======   =======

     Dividends and accretion of issuance costs on
          preferred stock                                      909     1,028     1,761      --        --

                                                           -------   -------   -------   -------   -------
Combined fixed charges and preferred stock dividends       $23,134   $22,067   $24,430   $42,246   $41,466
                                                           =======   =======   =======   =======   =======

Ratio of earnings to fixed charges                            3.20      1.43      3.50      1.97      1.08
                                                           =======   =======   =======   =======   =======

Ratio of earnings to combined fixed charges
     and preferred stock dividends                            3.07      1.37      3.25      1.97      1.08
                                                           =======   =======   =======   =======   =======

(1) Represents the portion of estimated rental expense assumed to be attributable to interest factors appropriate for the period during which the rental obligations were incurred. 33% was applied for the periods presented.